Exhibit 99.1

Media & Investor Relations Contact

Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

October 16, 2017

SJI Announces Acquisition of Elizabethtown Gas and Elkton Gas
from Southern Company Gas

FOLSOM – South Jersey Industries (NYSE: SJI) today announced it has entered into agreements to acquire the assets of New Jersey-based Elizabethtown Gas and Maryland-based Elkton Gas from Pivotal Utility Holdings, Inc., a subsidiary of Southern Company Gas.

Upon the successful completion of this transaction, SJI will become the second largest natural gas provider in New Jersey, with service to more than 675,000 customers. In addition to Elizabethtown Gas’ 288,000 customers, the company will also add over 6,000 customers in Maryland as part of the deal.

SJI is acquiring both companies for total consideration of $1.7 billion, with an effective purchase price of $1.4 billion after taking into consideration the present value of tax benefits associated with the transaction. SJI expects the transaction to be accretive to earnings by 2020, the first full year of operation post transaction impacts, without synergies.

“The acquisition of Elizabethtown Gas and Elkton Gas is a great fit for SJI and reinforces our commitment to high quality, regulated earnings growth,” said Michael J. Renna, President and CEO, South Jersey Industries. “We share the same business model and are committed to the highest standards of safety, reliability and environmental stewardship. We look forward to welcoming the customers and employees of these two utilities into our SJI family of companies, and to working with New Jersey and Maryland regulators on a successful transition.”

“Importantly, this deal is entirely consistent with our core strategy and allows us to leverage our combined scale, talent and culture to accelerate growth and drive shareholder value while maintaining a strong balance sheet,” Renna continued.  “It will also further our commitment to operational excellence and an outstanding customer experience. Elizabethtown Gas, Elkton Gas and SJI are deeply tied to the communities we serve and we look forward to building upon those relationships.”

The transaction is expected to close in mid-2018, and is subject to approvals by the New Jersey Board of Public Utilities and the Maryland Public Service Commission, with limited approvals by the Federal Energy Regulatory Commission and the Federal Communications Commission.  In addition, the transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Strategic Rationale
•
Supports regulated growth strategy. This transaction supports SJI’s strategy of earnings growth from high-quality, regulated businesses. Utility earnings contribution will grow to over 80% of total earnings, up from approximately 70%.

•	Earnings Accretive. The transaction is expected to be earnings accretive, without synergies, by 2020.
•
Regulatory and Geographic Benefits. Familiarity and strong relationships with NJBPU will facilitate transition of Elizabethtown Gas to a 100% New Jersey owned company; planned infrastructure investments will benefit key stakeholders and strengthen our commitment to the state and to the communities we serve.

•	Preserve Strong Financial Profile. Post deal capital structure intended to maintain SJI’s existing strong investment grade rating

Transaction Financing
SJI has a fully committed $2.6 billion bridge financing facility in place led by BofA Merrill Lynch, TD Securities and Guggenheim Securities. Permanent financing of the transaction is expected to be obtained prior to closing by one or more issuances of common equity, mandatory convertible securities and long term debt. The timing of these capital markets activities is expected to be influenced by the regulatory approvals process and subject to prevailing market conditions.

Analyst and Investor Conference Call and Webcast
The leadership team of SJI will conduct a webcast and teleconference to further detail this transaction on Monday, October 16, 2017 beginning at 8:45 AM ET. Those who wish to participate in the live webcast can do so by visiting the “Investors” section of the company’s website at www.sjindustries.com to access the link and materials that will be available under the Webcasts and Presentations section of the page. To participate in the conference call, dial 1-800-688-0796 approximately 15 minutes ahead of the scheduled call time; enter the participant passcode 33849148. No PIN is needed. International callers may dial 1-617-614-4070; enter the participant passcode 33849148.

Advisors
Guggenheim Securities is acting as lead financial advisor and BofA Merrill Lynch is acting as financial advisor to South Jersey Industries. Gibson, Dunn & Crutcher LLP, is acting as lead legal advisor to South Jersey Industries.

South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy solutions to its customers through three primary subsidiaries. South Jersey Gas delivers safe, reliable, affordable natural gas and promotes energy efficiency to approximately 381,000 customers in southern New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream is also an SJI subsidiary and houses the company’s interest in the PennEast Pipeline Project. Visit www.sjindustries.com for more information about SJI and its subsidiaries.